Exhibit 4(d)
CONTRACT SPECIFICATIONS

Contract Number:                              99-9999872

Annuitant:                                         CPPAP1

Age at Issue:                                     51

Contract Date:                                    February 14, 2013

Initial Purchase Payment:                 $20,000.00

Maturity Date:                                     December 9, 2067

Owner(s):                                           CPP2H3CO

Beneficiary Designation:                    Refer to the Client Information Profile

Death Benefit on Contract Date: ENHANCED GUARANTEED MINIMUM DEATH BENEFIT

PURCHASE PAYMENT AND ALLOCATION REQUIREMENTS:
Minimum Subsequent Purchase Payment Transmitted Electronically: $25
Minimum Subsequent Purchase Payment Transmitted Other Than Electronically: $100
Minimum Allocation to Any One Variable Subaccount: $20
Minimum Allocation to Any Fixed Subaccount: $2,000
Minimum Allocation to The DCA Fixed Account: $1,500

ACCOUNT FEE:
The Account Fee is $35 per Contract Year. The Account Fee will be deducted on the first Valuation Date following the last day of each Contract Year. If the contract is surrendered prior to the last day of a Contract Year, the full Account Fee will be deducted upon the surrender. The Account Fee will be deducted from each Variable Subaccount and any Fixed Subaccount on a pro-rata basis. The Account Fee will be waived for any Contract Year in which the Contract Value equals or exceeds $100,000.00 as of the Valuation Date on which the Account Fee would otherwise be deducted. The Account Fee will be waived after 15 Contract Years. The Account Fee will also be waived on and after the Annuity Commencement Date.

VARIABLE ACCOUNT:
Lincoln Life Variable Annuity Account N

FIXED ACCOUNT:

Minimum Guaranteed Interest Rate:

Contract Years 1 through 10: 1.75%

Contract Years 11 and later: 3.00%

The Fixed Subaccounts are:
1-YEAR INITIAL GUARANTEED PERIOD
2-YEAR INITIAL GUARANTEED PERIOD

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3-YEAR INITIAL GUARANTEED PERIOD
4-YEAR INITIAL GUARANTEED PERIOD
5-YEAR INITIAL GUARANTEED PERIOD
6-YEAR INITIAL GUARANTEED PERIOD
7-YEAR INITIAL GUARANTEED PERIOD
8-YEAR INITIAL GUARANTEED PERIOD
9-YEAR INITIAL GUARANTEED PERIOD
10-YEAR INITIAL GUARANTEED PERIOD

VARIABLE ACCOUNT REQUIREMENTS:

MORTALITY AND EXPENSE RISK AND ADMINISTRATIVE CHARGE PRIOR TO THE ANNUITY COMMENCEMENT DATE:

We assess a daily charge equal on an annual basis to the percentages shown of the average daily net asset value of each Variable Subaccount. The daily charge will not exceed the percentage(s) shown.

If on the Contract Date, one of the below listed Death Benefit Option(s) has been selected, the Mortality and Expense Risk and Administrative Charge will be as indicated for the Death Benefit Option selected.

Death Benefit Option(s):	Charges:
- Contract Value Death Benefit	1.65%
-Guarantee of Principal Death Benefit	1.70%
-Enhanced GuaraNteed Minimum Death Benefit	1.75%

MORTALITY AND EXPENSE RISK AND ADMINISTRATIVE CHARGE ON OR AFTER THE ANNUITY COMMENCEMENT DATE: 1.40%

The daily charge will not exceed the percentage shown.

PERSISTENCY CREDIT

The amount of the Persistency Credit is calculated by multiplying the Contract Value, less any Purchase Payments that have not be invested in this  Contract for a minimum of 12 years, by the quarterly Persistency Credit percentage of 0.10%

TRANSFER REQUIREMENTS PRIOR TO THE ANNUITY COMMENCEMENT DATE:

Transfers cannot be made during the first 30 days.
The amount being transferred may not exceed LNL’s maximum amount limit then in effect.
LN: reserves the right to require a 30 day minimum time period between each transfer.

Maximum Number of Transfers: 12 per Contract Year, excluding automatic DCA transfers. Transfers in excess of 12 per Contract Year must be authorized by LNL.

Variable Account:

Minimum Single Transfer Amount From a Variable Subaccount: The lesser of 1) $300; or 2) the remaining amount in the Variable Subaccount.

Minimum Transfer Amount To a Variable Subaccount: $300

Fixed Account:

Minimum Single Transfer to a Fixed Account: $2,000
Minimum Single Transfer to The DCA Fixed Account: $2,000
Minimum Single Transfer Amount From Any Fixed Subaccount: The lesser of 1) $300; or 2) the remaining amount in the Fixed Subaccount.
Minimum Single Transfer Amount From the DCA Fixed Account: The lesser of 1) $300; or 2) the remaining amount in the DCA Fixed Account. This restriction does not apply to automatic DCA transfers.
Maximum Percentage Available for Transfer From Any Fixed Subaccount: For transfers on a date other than the Expiration Date of a Guaranteed Period, the sum of the percentages transferred from any Fixed Subaccount in any Contract Year, where the percentages are based upon the value of the fixed Subaccount. Such transfers will be subject to an Interest Adjustment.

WITHDRAWAL AND SURRENDER REQUIREMENTS:

Minimum Partial Withdrawal Amount: $300
Contingent Deferred Sales Charge: (CDSC): None

DEATH BENEFIT REQUIREMENTS PRIOR TO THE ANNUITY COMMENCEMENT DATE:

The Owner may select a Death Benefit Option(s) to be effective as of the Contract Date. If no Death Benefit Option is selected, the Guarantee of Principal Death Benefit will be the Death Benefit effective as of the Contract Date.

ANNUITY PAYMENT REQUIREMENTS:

Determination of the First Annuity Payment Date:

For 100% Fixed Annuity Payment, the Annuity Payment Date must be at least 30 days after the Annuity Commencement Date. If any portion of the annuity payment will be on a variable basis, the Annuity Payment Date will be 14 days after the Annuity Commencement Date. The Annuity Unit value, if applicable, and Contract Value used to effect annuity payments will be determined as of the Annuity Commencement Date.

Minimum Annuity Payment Amount: $50

Minimum Guaranteed Interest Rate for the Fixed Annuity Payment: 3.0%

Assumed Investment Rate for the Variable Annuity Payment: Between 3% and 6%

30070B-CD-B 5/03 ChoicePlus Assurance C-share/EGMDB